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                           CERTIFICATE OF DESIGNATION

                                       OF

                         INSIGNIA FINANCIAL GROUP, INC.



     UNDER SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW, INSIGNIA FINANCIAL GROUP, INC., a Delaware corporation (the "Corporation"), certifies as follows:

     FIRST: Under the authority contained in Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, the Board of Directors of the Corporation has classified 296,422 of the authorized but unissued shares of Preferred Stock of the Corporation, par value $0.01 per share, as shares of "Series A Convertible Preferred Stock".

     SECOND: The following resolution was duly adopted by the Board of Directors on April 25, 2002 and such resolution has not been modified and is in full force and effect on the date hereof:

     RESOLVED, that the Board of Directors hereby creates, from the authorized but unissued shares of Preferred Stock of the Corporation, par value $0.01 per share (hereinafter the "Preferred Stock"), a series of Preferred Stock to consist of 296,422 shares, and hereby fixes the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate of Incorporation, as follows:

     (a) Designation. The designation of the series of Preferred Stock created by this resolution shall be "Series A Convertible Preferred Stock" (hereinafter the "Series A Convertible Preferred Stock") and the number of shares constituting the Series A Convertible Preferred Stock shall be 296,422 shares. Shares of the Series A Convertible Preferred Stock shall have a stated value of $100.00 per share. The voting rights, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Series A Convertible Preferred Stock shall be on a parity with the Corporation's Series B Convertible Preferred Stock (hereinafter the "Series B Convertible Preferred Stock"). In the event of conversion, redemption or exchange of the Series A Convertible Preferred Stock, then, in order to reflect such conversion, redemption or exchange, the number of authorized shares of the Series A Convertible Preferred Stock may be reduced by further resolution duly adopted by the Board of Directors and by filing of a certificate pursuant to the provisions of the

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General Corporation Law of the State of Delaware stating that such reduction has been so authorized. The number of authorized shares of the Series A Convertible Preferred Stock shall be increased by resolution duly adopted by the Board of Directors only to satisfy any in kind dividend payment to be made pursuant to Paragraph (b) below.

     (b) Dividends.

         (1) The Corporation shall pay on February 1, May 1, August 1 and November 1 (each of such dates being a "Dividend Payment Date" and each of such quarterly periods being a "Dividend Payment Period") of each twelve-month period following the date of the initial issuance of the Series A Convertible Preferred Stock (the "Initial Issuance Date"), a dividend per share of Series A Convertible Preferred Stock outstanding on such Dividend Payment Date, at a rate per annum of 8.5%, payable, at the option of the Corporation, (i) in cash equal to 8.5% of the stated value divided by 4, (ii) in shares of Series A Convertible Preferred Stock (with any fractional shares being rounded up or down to the nearest whole share) equal to 8.5% of the stated value divided by 4, and further divided by the stated value per share of the Series A Convertible Preferred Stock or (iii) a combination thereof; provided, however, that the cash or the number of shares of Series A Convertible Preferred Stock payable as a dividend for the initial Dividend Payment Period, or any other period shorter or longer than a full Dividend Payment Period, on the Series A Convertible Preferred Stock shall be computed by multiplying the result of the previous calculation by a fraction the numerator of which shall be the number of days in such Dividend Payment Period and the denominator of which shall be ninety (90); and provided further, that (i) the payment of dividends in cash or in kind shall be made in the same proportion for any Dividend Payment Period with respect to both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock. If dividends are not paid in cash, out of funds then legally available therefor, the Board of Directors of the Corporation shall declare and pay the dividends in shares of Series A Convertible Preferred Stock.

         Accrued dividends, whether or not declared, not paid on the Dividend Payment Date therefor shall compound quarterly, at a rate per annum equal to 8.5% per annum until the date of payment of such dividend. Each such dividend shall be paid to the holders of record of shares of the Series A Convertible Preferred Stock as they appear on the stock books of the Corporation on such record date, not more than sixty (60) nor less than ten (10) days preceding the payment date thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. Accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than sixty (60) nor less than ten (10) days preceding the payment date thereof, as may be fixed by the Board of Directors or a duly authorized committee thereof. Dividends shall be paid in cash or Series A Convertible Preferred Stock as provided above.

         (2) So long as any shares of Series A Convertible Preferred Stock are outstanding, no dividends shall, for any period, be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to the Series A Convertible Preferred Stock, and no such Preferred Stock of any such series shall be redeemed, purchased or otherwise acquired by the Corporation or any Subsidiary (as hereinafter defined) for any consideration (except by conversion into or exchange for capital stock of the

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Corporation ranking junior to the Series A Convertible Preferred Stock as to dividends and liquidation rights) unless full cumulative compound dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series A Convertible Preferred Stock for all Dividend Payment Periods terminating on or prior to the date of payment of such dividends; provided, however, that the foregoing restriction on redemption, purchase or acquisition of Preferred Stock shall be inapplicable to the conversion of the Series A Convertible Preferred Stock into Common Stock of the Corporation (hereinafter the "Common Stock") pursuant to the terms hereof. When dividends are not paid in full upon the shares of the Series A Convertible Preferred Stock and such other Preferred Stock ranking on a parity as to dividends with the Series A Convertible Preferred Stock, all compound dividends declared upon shares of the Series A Convertible Preferred Stock and such other Preferred Stock shall be declared pro rata so that the amount of compound dividends declared per share on the Series A Convertible Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same ratio that dividends per share on the shares of the Series A Convertible Preferred Stock and such other Preferred Stock bear to each other. Holders of shares of the Series A Convertible Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or securities, in excess of full cumulative compound dividends, as herein provided, on the Series A Convertible Preferred Stock. Other than as provided in Paragraph (b)(1) above, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Convertible Preferred Stock, whether or not accumulated and unpaid. "Subsidiary" means any corporation or other entity of which the Corporation shall at the time own directly or indirectly through one or more Subsidiaries at least a majority of the outstanding capital stock (or other equity interest) entitled to vote generally for the election of directors.


         (3) So long as any shares of the Series A Convertible Preferred Stock are outstanding, unless all payments for the redemption or retirement pursuant to Paragraph (c) below have been made or set aside for payment and full cumulative compound dividends on the Series A Convertible Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof set apart for such payment), no dividends (other than a dividend in the form of shares of Common Stock or of shares of any other capital stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to dividends and liquidation rights) or distribution shall be declared or paid or set apart for payment or other distribution declared or made upon the Common Stock or upon any other capital stock of the Corporation ranking junior to or on a parity with the Series A Convertible Preferred Stock as to dividends or liquidation rights, and no Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Convertible Preferred Stock as to dividends or liquidation rights shall be redeemed, purchased or otherwise acquired for any consideration by the Corporation or any Subsidiary (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to dividends and liquidation rights). The foregoing restriction on redemption, purchase or acquisition of Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Convertible Preferred Stock shall be inapplicable to (a) any payments in lieu of issuance of fractional shares thereof whether upon any merger, conversion, stock dividend or otherwise; (b) the acquisition of any shares of Common Stock or other capital stock of the Corporation in connection with the settlement of disputes arising out of acquisitions by the Corporation pursuant to which such stock was issued; (c) the rescission of any acquisition or disposition by the Corporation pursuant to which such

                                       3
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stock was issued; (d) the purchase or redemption of any warrants to purchase capital stock of the Corporation; or (e) the conversion of shares of Series B Convertible Preferred Stock or Series A Convertible Preferred Stock into Common Stock.

         (4) Notwithstanding the foregoing provisions of this paragraph (b), cash dividends on the Series A Convertible Preferred Stock may not be paid if
(i) the Corporation is insolvent or would be rendered insolvent thereby or (ii) such payment would impair the Corporation's capital.

     (c) Redemption.

         (1) Optional Redemption. The shares of the Series A Convertible Preferred Stock will be redeemable at any time on or after June 7, 2005 at the option of the Corporation (hereinafter an "Optional Redemption Date"), either in whole at any time, or in part from time to time, at the stated value thereof, together with accrued and unpaid compound dividends on the shares of Series A Convertible Preferred Stock redeemed.

         (2) Notice of any redemption of shares of the Series A Convertible Preferred Stock, specifying the time and place of redemption and the date and time at which the shares shall cease to be convertible, shall be mailed to each holder of record of the shares to be redeemed, at his address of record, not more than sixty (60) days nor less than thirty (30) days prior to the Optional Redemption Date; if less than all the shares owned by such stockholder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the numbers of the certificates representing such shares.

         (3) Unless default be made in the payment in full of the redemption price and any accrued and unpaid compound dividends, (a) the shares of Series A Convertible Preferred Stock to be redeemed will cease to be convertible into shares of Common Stock at the close of business on the Optional Redemption Date (unless such day is not a Business Day, in which event the shares of Series A Convertible Preferred Stock shall cease to be convertible on the next succeeding business day); (b) dividends on the shares called for redemption shall cease to accrue on the Optional Redemption Date; (c) all rights of the holders of such shares as stockholders of the Corporation by reason of the ownership of such shares shall cease on the Optional Redemption Date, except the right to receive the amount payable upon redemption of such shares, on presentation and surrender of the respective certificates representing such shares; and (d) such shares shall not after the Optional Redemption Date be deemed to be outstanding. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         (4) Any shares of the Series A Convertible Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

         (5) If less than all of the outstanding shares of the Series A Convertible Preferred Stock are to be redeemed, the Corporation shall select the shares to be redeemed, if the shares of the Series A Convertible Preferred Stock are listed on a national

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securities exchange, in accordance with the rules of such exchange, or, if the shares of Series A Convertible Preferred Stock are not so listed, as nearly pro rata as practicable or by lot, at the discretion of the Board of Directors. The Corporation shall make the selection from the shares outstanding, not previously called for redemption.

         (6) Notwithstanding the foregoing provisions of this Paragraph (c), the shares of the Series A Convertible Preferred Stock may not be redeemed in whole or in part if (i) the Corporation is insolvent or would be rendered insolvent thereby or (ii) such redemption would impair the Corporation's capital.

        (d) Voting.

         (1) Unless the vote of the holders of a greater number of shares shall then be required by law, (i) the approval of holders of at least two-thirds of the votes entitled to be cast by the holders of all of the outstanding shares of the Series A Convertible Preferred Stock at the time outstanding, voting as a single class (and in such instances each share of Series A Convertible Preferred Stock shall be entitled to one vote per share), given in person or by proxy, by vote at a meeting called for that purpose, shall be necessary for authorizing, effecting or validating any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or By-laws of the Corporation which would materially adversely affect the preferences, rights or powers of the Series A Convertible Preferred Stock; provided, however, that any amendment of the provisions of the Certificate of Incorporation which would authorize or create or increase the authorized amount of any capital stock ranking senior to, on a parity with or junior to the Series A Convertible Preferred Stock as to dividends and liquidation rights shall not be deemed to adversely affect the preferences, rights or powers of the Series A Convertible Preferred Stock.

         (2) If the equivalent of four quarterly dividends payable on the Series A Convertible Preferred Stock are in arrears (whether or not consecutive) (hereinafter a "Default"), the holders of all outstanding shares of Series A Convertible Preferred Stock voting together with the holders of all other series of the Preferred Stock then having a similar special voting right because of the existence of a similar condition with respect thereto (the Series A Convertible Preferred Stock and all such other series are hereinafter referred to as the "Defaulted Series") will be entitled, as a single class, to elect to the Board of Directors two directors, and in such instances will be entitled to one vote per share. Such voting rights shall remain vested until such time as all dividends in arrears shall have been paid in full (or declared and a sum sufficient for the payment thereof set aside for payment). Each director elected by the holders of the Defaulted Series (hereinafter a "Preferred Director") shall serve, in accordance with the By-laws of the Corporation, as such a director until the payment in full of the dividend arrearage. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the shares of the Defaulted Series, voting as a single class at a meeting of the stockholders, or of the holders of the Defaulted Series, called for the purpose. So long as all dividends on the Defaulted Series in arrears have not been paid or declared and set apart for payment, (a) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (b)) by an instrument in writing signed by a majority of the remaining Preferred Directors and filed with the Corporation, and (b) in the case of the removal of any Preferred Director, the vacancy may be filled by the majority vote of the holders of the

                                       5
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Defaulted Series, voting as a separate class. Each director elected as aforesaid by a majority of the remaining Preferred Directors shall be deemed, for all purposes hereof, to be a Preferred Director.

     Such special voting rights may be initially exercised either at a special meeting of holders of the Defaulted Series or at any annual stockholders' meeting. A special meeting for the exercise of such rights shall be called by the Secretary of the Corporation as promptly as possible, and in any event within ten (10) days after receipt of a written request signed by the holders of record of at least 10% of the outstanding shares of the Defaulted Series addressed to him at the principal office of the Corporation, in each case by sending written notice of such meeting to each Defaulted Series stockholder at his registered address. Such notice shall state the purpose of the meeting and the place and time for the meeting.

     A meeting for the removal of a director elected by the holders of the Defaulted Series and the filling of the vacancy created thereby shall be called by the Secretary of the Corporation within ten (10) days after receipt of a written request signed by the holders of record of at least 10% of the outstanding shares of the Defaulted Series by sending, in each case, written notice of such meeting to each holder of the Defaulted Series at his registered address. Such meeting shall be held at the earliest practicable date thereafter. Such notice shall state the purpose of the meeting and the place and time for the meeting.

     If any meeting of holders of the Defaulted Series required to be called shall not have been called within ten (10) days after personal service of a written request therefor upon the Secretary of the Corporation, or within fifteen (15) days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Corporation at its principal office, then the holders of record of at least 10% of the outstanding shares of the Defaulted Series may designate in writing one of their number to give notice of such meeting at the expense of the Corporation and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders. Any holder of the Defaulted Series so designated shall have access to the stock books of the Corporation relating to the Defaulted Series for the purpose of causing meetings of holders of the Defaulted Series to be called pursuant to these provisions.

     At any meeting of the holders of the Defaulted Series to vote as a class for the election or removal of directors, the presence in person or by proxy of the holders of one-fifth of the outstanding shares of the Defaulted Series shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have the power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until the quorum shall be present.

     (e) Liquidation Rights.

         (1) Upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or any other class of capital stock ranking junior to the Series A Convertible Preferred Stock upon liquidation, the amount of

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$100.00 per share, plus a sum equal to all compound dividends (whether or not declared) on such shares accrued and unpaid thereon to the date of final distribution.

         (2) None of the sale of all or substantially all the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other Corporation or the merger or consolidation of any other Corporation into or with the Corporation or any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed, in each case, by reincorporation of another corporation succeeding to the business and obligations of the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Paragraph (e).

         (3) After the payment to the holders of shares of the Series A Convertible Preferred Stock of the full preferential amounts provided for in this Paragraph (e), the holders of the Series A Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

         (4) In the event the assets of the Corporation available for distribution to the holders of shares of the Series A Convertible Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Paragraph (e)(1) above, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of the Series A Convertible Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the Series A Convertible Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     (f) Ranking.

         For purposes of this resolution, any capital stock of any class or series of the Corporation shall be deemed to rank:

         (1) prior to shares of the Series A Convertible Preferred Stock, either as to dividends or upon liquidation, if the holders of such stock shall be entitled to the receipt of dividends, or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of the Series A Convertible Preferred Stock;

         (2) on a parity with shares of the Series A Convertible Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share, be different from those of the Series A Convertible Preferred Stock, if the holders of such capital stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such capital stock and the holders of shares of the Series A Convertible Preferred Stock. The voting rights,

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preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Series A Convertible Preferred Stock shall be on a parity with the Corporation's Series B Convertible Preferred Stock; and

         (3) junior to shares of the Series A Convertible Preferred Stock, either as to dividends or upon liquidation, if such capital stock shall be Common Stock or if the holders of shares of the Series A Convertible Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or series.

     (g) Conversion

         (1) Each share of the Series A Convertible Preferred Stock shall be convertible at any time before the date of the Exchange (as defined in below) at the option of the holder thereof into fully paid and non-assessable shares of Common Stock at the conversion price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of the Common Stock shall be delivered upon conversion of shares of the Series A Convertible Preferred Stock (hereinafter the "Conversion Price") shall initially be $14.00 per share. The number of shares of Common Stock issuable upon conversion of shares of the Series A Convertible Preferred Stock is determined by dividing the stated value of a share of Series A Convertible Preferred Stock plus accrued and unpaid compound dividends by the Conversion Price in effect on the Conversion Date (as defined below) and rounding the result to the nearest 1/100th of a share. The Conversion Price shall be subject to adjustment as provided below. If a holder converts more than one share at the same time, the number of shares issuable upon the conversion shall be based upon the total number of shares converted.

         (2) In order to convert shares of the Series A Convertible Preferred Stock into shares of Common Stock, the holder thereof shall surrender at the office of the Corporation or, if appointed by the Corporation, any transfer agent for the Series A Convertible Preferred Stock the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that he or she elects to convert such shares. Shares of the Series A Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares for conversion in accordance with the foregoing provisions (hereinafter the "Conversion Date"), the person or persons entitled to receive shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Stock at such time and the shares of Series A Convertible Preferred Stock so converted shall not be deemed to be retired, but shall be held as treasury shares. As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver at said office the certificate or certificates for the number of shares (including fractional shares) of the Common Stock issuable upon such conversion, as hereinafter provided, to the person or persons entitled to receive the same or to the nominee or nominees of such person or persons.

         (3) (A) The Corporation shall have the option at any time during the period from the date of the drawing of the Tranche A Loan (as defined in the Credit Agreement, dated the date hereof, by and among the Corporation, the financial institutions from time to time party thereto and Madeleine L.L.C., as administrative agent (as it may be amended from time to time,

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the "Credit Agreement")), to the date that is eighteen (18) months after the date the Corporation receives Shareholder Approval, but in no event later than June 7, 2005, to exchange all (but not less than all) of the Series A Convertible Preferred Stock, together and simultaneously with the Notes outstanding under the Credit Agreement and the Series B Convertible Preferred Stock, for a single type of security (the "Exchange"), as set forth in that certain Exchange Agreement by and among the Corporation and the other parties thereto.

         (4) In order to prevent dilution of the rights hereunder, the Conversion Price will be subject to adjustment from time to time after June 7, 2002, as provided in this Paragraph (g)(4):

         (A) Dividends and Distributions. If the Corporation shall declare or pay to the holders of the Common Stock a dividend or other distribution payable in shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock, the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, as applicable, which such holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution as if the Series A Convertible Preferred Stock had been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution. The adjustment described in this Paragraph (g)(4)(A) shall become effective immediately after such record date.

         (B) Stock Splits and Combinations. If the Corporation shall subdivide (by means of any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine (by means of any combination, reverse stock split or otherwise) the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of shares of Common Stock any shares of the Corporation, the Conversion Price shall be adjusted so that the holder shall receive the number of shares of Common Stock which the holder would have owned or been entitled to receive after the happening of any and each of the events described above if the Series A Convertible Preferred Stock had been converted immediately prior to the happening of each such event on the day upon which such subdivision or combination, as the case may be, becomes effective. The adjustment described in this Paragraph (g)(4)(B) shall become effective immediately after the effective date of such subdivision, combination or reclassification.

         (C) Reclassifications, Consolidations, Mergers, Sales, Etc. If any of the following shall occur, namely: (i) any reorganization, reclassification or change of Common Stock issuable upon conversion of any Series A Convertible Preferred Stock; (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the surviving entity and which does not result in any reclassification of, or change (other than a change in name or as a result of a subdivision or combination) in, Common Stock; or
(iii) any sale or conveyance of all or substantially all of the assets of the Corporation as an entirety, then the Corporation, or such successor or purchasing entity, as the case may be, shall, as a condition precedent to such reorganization, reclassification, change,

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consolidation, merger, sale or conveyance, execute and deliver to the holders an undertaking providing that the holders shall have the right, immediately following such reorganization, reclassification, change, consolidation, merger, sale or conveyance, to convert the Series A Convertible Preferred Stock into the kind and amount of securities and property (including cash) receivable upon such reorganization, reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock immediately prior to such reorganization, reclassification, change, consolidation, merger, sale or conveyance. If, in the case of any such consolidation, merger, sale or conveyance, of the securities and property (including cash) receivable thereupon by a security holder include securities and property of a corporation other than the successor or purchasing entity, as the case may be, in such consolidation, merger, sale or conveyance, then such agreement shall also be executed by such other entity and shall contain such additional provisions to protect the conversion rights of the holders. The provisions of this Paragraph (g)(4) shall similarly apply to successive consolidations, mergers, sales or conveyances.

         (D) Extraordinary Dividends and Distributions. If the Corporation at any time or from time to time after the date hereof shall declare, order, pay or make a distribution (including, without limitation, any distribution of other or additional stock or other securities or property or options by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Stock, other than (i) a distribution payable in Additional Shares of Common Stock, (ii) a regularly scheduled cash distribution, or (iii) for which an adjustment is made pursuant to Paragraph (g)(4)(A), (B) or
(C) above, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Conversion Price by a fraction

               (i) the numerator of which shall be the Market Price in effect on such record date or, if the Common Stock trades on an ex-distribution basis, on the date prior to the commencement of ex-distribution trading, less the Fair Value of such distribution applicable to one share of Common Stock, and

               (ii) the denominator of which shall be such Market Price.

         (E) Adjustment upon Issuance of Options and Convertible Securities. If the Corporation in any manner issues, grants, sells or assumes any rights or options to subscribe for or to purchase one or more classes of its Common Stock (other than pursuant to an Approved Stock Plan or upon conversion of any Series A Convertible Preferred Stock) or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options (together with the amount received by the Company for such Options on a per share basis) or upon conversion or exchange of such Convertible Securities (together with any additional amount to be received by the Company upon such conversion or exchange on a per share basis) (the "New Option Issuance Price") is less than the Conversion Price which would have been in effect immediately prior to such issuance, grant, sale or assumption, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of

Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued, upon the expiration or termination of any unexercised Option, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

         (F) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for any class of Common Stock change at any time, the Conversion Price at the time of such change shall be readjusted, effective on and after the date of such change, to the Conversion Price which would have been in effect on the date of such change had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

         (G) Issuance of Additional Shares of Common Stock. In case the Corporation at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock, including Additional Shares of Common Stock deemed to be issued without consideration or for a consideration per share less than the Conversion Price which would have been in effect immediately prior to such issuance or sale, then, and in each such case, the Conversion Price shall be reduced, to a price determined by multiplying such Conversion Price by a fraction

               (i) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale and (y) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued or sold would purchase at the Conversion Price which would have been in effect immediately prior to such issuance or sale, and

               (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale, provided that, for the purposes of this Paragraph (g)(4)(G), (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to Paragraph (g)(4), such Additional Shares of Common Stock shall be deemed to be outstanding, and (y) treasury shares of Common Stock shall not be deemed to be outstanding.

         (H) Abandoned Dividend or Distribution. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution (which results in an adjustment to the Conversion Price under the terms of this Agreement) and shall, thereafter, and before such distribution is paid or delivered to members entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then any adjustment made to the Conversion Price and number of shares of Common Stock into which any Series A Convertible Preferred Stock is convertible by reason of the taking of such record shall be reversed, and any subsequent adjustments, based thereon, shall be recomputed.

         (I) Other Dilutive Events. In case any event shall occur as to which the provisions of this Paragraph (g)(4) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holders in accordance with the essential intent and principles of this Paragraph
(g)(4), then, in each such case, the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to preserve, without dilution, the conversion rights represented herein.

         (J) Computation of Consideration. For the purposes of this Paragraph
(g)(4),

               (i) the consideration for the issue or sale of any Additional Shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

                    (x) insofar as it consists of cash, be computed at the net amount of cash received by the Corporation, without deducting any expenses paid or incurred by the Corporation or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issuance or sale,

                    (y) insofar as it consists of property (including securities) other than cash, be computed at the Fair Value thereof at the time of such issuance or sale, and

                    (z) in case Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (x) and
         (y) above, allocable to such Additional Shares of Common Stock, such allocation to be determined in the same manner that the Fair Value of property not consisting of cash or securities is to be determined as provided in the definition of "Fair Value" herein; and

               (ii) Additional Shares of Common Stock deemed to have been issued pursuant to this Paragraph (g)(4), relating to stock dividends, stock splits, etc. or to employee benefit plans, employee compensation or incentives of the Corporation or any Affiliate thereof or otherwise to employees of the Corporation or any Affiliate thereof (except in a public offering open to the public generally on the same terms as such employees) shall be deemed to have been issued for no consideration, except to the extent the Corporation receives cash or property therefor.

         (K) No Dilution or Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Paragraph (g), but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (i) shall take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the conversion of the Series A Convertible Preferred Stock from time to time outstanding, (ii) shall not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after the action upon the conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation and available for the purpose of issue upon such exercise, (iii) shall not permit the par value of any shares of stock receivable upon the conversion of the Series A Convertible Preferred Stock to exceed the amount payable therefor upon such exercise, and (iv) shall not issue any capital stock of any class which, as to the holders, is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up, unless the rights of the holders thereof shall be limited to a fixed sum or percentage of par value or a sum determined by reference to a formula based on a published index of interest rates, an interest rate publicly announced by a financial institution or a similar indicator of interest rates in respect of participation in dividends and to a fixed sum or percentage of par value in any such distribution of assets.

         (L) Notice of Corporate Action.

         (a) Immediately upon any adjustment pursuant to Paragraph (g)(4) of the Conversion Price, the Corporation will give written notice thereof to the holders, setting forth in reasonable detail and certifying the calculation of such adjustment.

         (b) The Corporation will give written notice to the holders at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, or (ii) for determining rights to vote with respect to any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any consolidation or merger involving the Corporation and any other Person or any transfer of all or substantially all of the assets of the Corporation to any other Person.

         (c) The Corporation will also give written notice to the holders at least twenty (20) days prior to the date on which any voluntary or involuntary dissolution, liquidation or winding-up will take place.

         (M) Further Adjustments. Successive adjustments in the Conversion Price shall be made whenever any event specified in Paragraph (g)(4) shall occur. All calculations under Paragraph (g)(4) shall be made to the nearest cent. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

         "Additional Shares of Common Stock" means all shares (including treasury shares) of Common Stock issued (or, pursuant hereto, deemed to be issued) or sold by the Corporation after the date hereof, whether or not subsequently reacquired or retired by the Corporation other than (a) shares of Common Stock issued pursuant to Approved Stock Plans, (b) shares issued upon exercise of options and warrants outstanding as of June 7, 2002 and (c) the Series A Convertible Preferred Stock and the shares of Common Stock issuable upon conversion thereof, (d) additional shares of Series A Convertible Preferred Stock received as dividend on Series A Convertible Preferred Stock and any shares of Common Stock issuable upon conversion thereof, and (e), the additional shares of Series A Convertible Preferred Stock issued pursuant to Paragraph
(b)(1) hereof, and any shares of Common Stock issuable upon conversion thereof.

         "Approved Stock Plan" means (i) any contract, plan, arrangement or agreement which has been or shall be approved by the Board of Directors and stockholders of the Corporation, pursuant to which the Corporation's securities may be issued to any employee, officer, director, consultant or other service provider of the Corporation or any of its Subsidiaries, and (ii) any such contract, plan, arrangement, or agreement existing as of June 7, 2002, and any such contract, plan, arrangement or agreement assumed by the Corporation after June 7, 2002 pursuant to an acquisition or business combination, in either case whether or not approved by stockholders of the Corporation.

         "Business Day" means any day, other a Saturday, Sunday or legal holiday, on which banks in Greenville, South Carolina, Charlotte, North Carolina and New York, New York are open for the conduct of their domestic or international commercial banking business.

         "Fair Value" means, on any date (a) in the case of cash, the dollar amount thereof, (b) in the case of a security, the Market Price on such date, and (c) in all other cases, the fair value thereof (as of a date not more than twenty (20) days prior to the date as of which the determination is to be made) determined in good faith by the Board of Directors of the Corporation.

         "Market Price" means, on any date specified herein, the amount per share of the Common Stock equal to (a) the last reported sale price of such Common Stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices thereof, regular way, on such date, in either case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted for trading, (b) if such Common Stock is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by the NASD, the last reported trading price of the Common Stock on such date, or in case no such sale takes place on such date, or if the Common Stock is not so designated, the average of the closing bid and asked prices of the Common Stock on such date as shown by the NASD automated quotations system, or (c) if such Common Stock is not then listed or admitted for trading on any national exchange or quoted in the over-the-counter market, the fair value thereof (as of a date which is within twenty (20) days of the date as of which the determination is to be made) determined in good faith by the Board of Directors of the Corporation.

         (h) No Other Rights.

               The shares of the Series A Convertible Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth above in this Series A Certificate of Designation and in the Certificate of Incorporation.

     IN WITNESS WHEREOF, INSIGNIA FINANCIAL GROUP, INC. has caused its corporate seal to be hereunto affixed and this Certificate of Designation to be signed by its Executive Vice President, Adam B. Gilbert, this 7th day of June 2002.



                                      INSIGNIA FINANCIAL GROUP, INC.


                                      By: /s/ Adam B. Gilbert
                                          ----------------------------------
                                          Adam B. Gilbert
                                          Executive Vice President